EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $2.1 Million for First Quarter of 2011

MOLINE, Ill., April 25, 2011 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $2.1 million for the quarter ended March 31, 2011, or diluted earnings per common share of $0.23 after preferred stock dividends of $1.0 million. By comparison, for the quarter ended December 31, 2010, the Company reported net income of $1.5 million, or diluted earnings per common share of $0.11 after preferred stock dividends of $1.0 million. For the first quarter of 2010, the Company reported net income of $1.3 million, or diluted earnings per common share of $0.06 after preferred stock dividends of $1.0 million.

Record Earnings for First Quarter of 2011

"We are pleased with our bottom-line results," stated Douglas M. Hultquist, President and Chief Executive Officer. "For continuing operations, we reported record earnings for the current quarter. Understanding the economic and regulatory backdrop, these results are a direct testament to our talented team of bankers and our unwavering commitment to our customer relationships."

The Company's net interest income for the current quarter totaled $12.2 million, relatively flat compared to the prior quarter, and a 5% decline from the first quarter of 2010.

Mr. Hultquist added, "Over the past year, maintaining net interest income has been a challenge as our overall liquidity position remains strong and we continue to operate in an environment with weak loan/lease demand and low-yielding alternative uses of funds. We continue to focus our efforts on managing the balance sheet to maximize net interest income while minimizing our liquidity risk, interest rate risk, and credit risk."

Continued Improvement in Nonperforming Assets

Nonperforming assets at March 31, 2011 were $44.2 million, down $5.8 million, or 12%, from $50.1 million at December 31, 2010. Nonperforming assets at the end of the quarter declined to 2.36% of total assets from 2.73% of total assets at December 31, 2010. The large majority of the Company's nonperforming assets consist of nonaccrual loans/leases and other real estate owned. A combination of improved performance ($4.9 million) and charge-offs ($881 thousand) contributed to the decrease.

Provision for loan/lease losses totaled $1.1 million for the first quarter of 2011, a $2.0 million decrease over the prior quarter, and a decrease of $535 thousand from the first quarter of 2010. With provision for loan/lease losses of $1.1 million partially offset by net charge-offs of $702 thousand, the Company's allowance for loan/lease losses to total loans/leases increased from 1.74% at December 31, 2010 to 1.79% at March 31, 2011.

"We are reporting continued improvement in the level of our nonperforming assets," stated Mr. Hultquist. "Specifically, nonperforming assets decreased $15.1 million, or 25%, over the past two quarters. This decline has translated immediately to a stronger income statement marked by a similar decline in our level of provision as well as legal and other expenses related to carrying elevated levels of nonperforming assets. Loan/lease expense for the current quarter is half of the amount incurred in the first quarter of 2010. We are pleased with these positive trends and remain committed to continued improvement in the quality of our loan/lease portfolio and all assets."

Deposits Grew 7% in First Quarter of 2011

During the first quarter of 2011, the Company's total assets increased 2% from $1.84 billion at December 31, 2010 to $1.87 billion at March 31, 2011.  The Company grew its securities portfolio $66.7 million, or 16%, during the quarter. The growth was partially offset by a further decline in net loans/leases. The net increase in assets during the quarter was funded by strong and continued growth of the Company's deposit portfolio as balances grew $80.0 million, or 7%.

"We've remained persistent in our focus on originating quality loans and leases and continuing to meet the needs of our communities," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We originated $87.6 million of new loans/leases to new and existing customers during the current quarter; however, this was outpaced by payments and maturities as we continued to experience weakened loan/lease demand in our markets."

Mr. Gipple added, "We are very pleased with the trends in our deposit portfolio. We've been successful in shifting our mix from brokered and other time deposits to noninterest-bearing and other interest-bearing nonmaturity deposits which has helped to drive down our cost of funds. Specifically, we've cut our brokered time deposit portfolio in half from $90.9 million at March 31, 2010 to $47.7 million at March 31, 2011. During that same time period, we've grown noninterest bearing deposits $72.6 million, or 35%. We continue to focus on growing our core deposit portfolios within our markets."

Mr. Gipple continued, "With the strong growth in our core deposits and the continued weak loan/lease demand over the past several quarters, our liquidity position has strengthened and we've carried excess liquidity on our balance sheet. The excess liquidity has compressed our net interest margin. During the current quarter, we invested a portion of the excess liquidity in additional government agency securities and government guaranteed residential mortgage-backed securities. The latter is a shift in mix for our securities portfolio in an effort to diversify and adapt to our changing balance sheet. As a result of the pledgability of these investments, we've effectively removed some of the negative arbitrage on our balance sheet without impacting our net liquidity position. We will continue to seek opportunities to increase our net interest income while balancing interest rate, liquidity, and credit risk."

Capital Levels Remain Very Strong

As of March 31, 2011, the Company and subsidiary banks continued to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies. "We remain committed to our long-term capital plan of preserving capital, increasing our tangible common equity, and redeeming the $38.2 million in Treasury Capital," stated Mr. Gipple. "Over the next few years, we intend to focus on improving our earnings and retaining those earnings to provide the excess capital needed to redeem the Treasury Capital without the need for a dilutive common equity raise. We believe that if we are successful in our efforts to return to more normalized levels of returns on assets, and if we are able to convert the Series E Preferred Stock to common equity in June 2013, we will be able to self-generate the equity needed to increase our tangible common equity and redeem Treasury Capital."

Successful Balance Sheet Restructuring of Company's Largest Subsidiary Bank

During the first quarter of 2011, the Company's largest subsidiary bank, Quad City Bank & Trust, successfully executed a restructuring of its balance sheet. Specifically, the bank utilized excess liquidity and prepaid $15.0 million of Federal Home Loan Bank ("FHLB") advances with a weighted average interest rate of 4.87%. The prepayment fees totaled $832 thousand and were more than offset by securities gains of $880 thousand. The proceeds from the sales of government agency securities were reinvested into government guaranteed residential mortgage-backed securities with yields that were comparable to the sold securities. Additionally, the bank modified $20.4 million of fixed rate FHLB advances into lower cost fixed rate advances with extended maturities.

"We are very pleased with the results of this modest balance sheet restructuring at Quad City Bank & Trust," stated Mr. Gipple. "The impacts are significant and include a smaller balance sheet with reduced reliance on wholesale funding, stronger regulatory capital ratios, a significant reduction in interest expense, improved net interest margin, and minimal impact to stockholders' equity. In addition, the modification reduces interest expense and minimizes our exposure to rising rates. Altogether, the balance sheet restructuring efficiently achieved a number of critical goals for us."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.05 billion at March 31, 2011, which was an increase of $19.5 million, or 2%, from December 31, 2010. The bank's net loans/leases experienced a 1% decline due to continued weak loan/lease demand. During the quarter, the bank's securities portfolio grew $26.5 million, or 10%, to $295.9 million. The net growth was funded by continued expansion of the bank's deposit portfolio as total deposits grew $59.5 million, or 10%, during the first quarter. Specifically, the bank continues to have success growing its correspondent banking business as non-interest bearing correspondent deposits grew $35.7 million, or 44%, to $116.5 million. Partially offsetting the deposits growth, the bank reduced its borrowings position with the prepayment of $15.0 million of FHLB advances, and the maturity of another $7.0 million of FHLB advances. Quad City Bank & Trust realized net income of $1.9 million for the quarter ended March 31, 2011. By comparison, the bank realized net income of $1.4 million for the same period of 2010.
  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $558.0 million at March 31, 2011, which was a 2% increase from December 31, 2010. With continued weak loan demand, Cedar Rapids Bank & Trust's loan portfolio declined $16.0 million, or 4%, to $343.7 million. Offsetting this decline, the bank grew its securities portfolio $44.3 million, or 40%, as it invested some of its excess liquidity.  The net growth was funded by deposits as total deposits grew $24.2 million, or 8%. Partially offsetting the deposits growth, the bank's borrowing position declined $13.8 million, or 8%. The bank realized net income of $1.3 million for the quarter ended March 31, 2011, which is a significant increase over the $792 thousand of net income for the same period of 2010.
  Rockford Bank & Trust had total assets of $272.3 million at March 31, 2011, which was flat from December 31, 2010. During the first quarter, the bank grew loans $3.9 million, or 2%.  With deposits and borrowings flat during the quarter, the loan growth was funded by cashflow from called and matured securities. The bank continued its trend of profitability with net income of $231 thousand for the quarter ended March 31, 2011. By comparison, the bank reported net income of $281 thousand for the first quarter of 2010.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank and Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	As of
	March 31,	December 31,	March 31,
	2011	2010	2010
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,873,694	$ 1,836,635	$ 1,832,334
Securities	$ 491,558	$ 424,847	$ 387,741
Total loans/leases	$ 1,155,768	$ 1,172,539	$ 1,238,554
Allowance for estimated loan/lease losses	$ 20,730	$ 20,365	$ 22,885
Total deposits	$ 1,194,858	$ 1,114,816	$ 1,149,289
Total borrowings	$ 524,837	$ 566,060	$ 535,512
Total stockholders' equity	$ 132,958	$ 132,571	$ 127,857
Common stockholders' equity *	$ 70,628	$ 70,357	$ 69,169
Common shares outstanding	4,712,466	4,611,182	4,582,791
Book value per common share	$ 14.99	$ 15.26	$ 15.09
Closing stock price	$ 8.40	$ 7.14	$ 8.90
Market capitalization	$ 39,585	$ 32,924	$ 40,787
Market price/book value	56.05%	46.80%	58.97%
Full time equivalent employees	347	350	343
Total risk-based capital ratio	13.60%	13.70%	12.74%
Tier 1 risk-based capital ratio	12.03%	12.12%	11.18%
Tier 1 leverage capital ratio	8.66%	8.71%	8.71%

* Includes noncontrolling interests

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	As of
	March 31,	December 31,	March 31,
	2011	2010	2010
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 32,156	$ 37,427	$ 33,296
Accruing loans/leases past due 90 days or more	123	320	57
Troubled debt restructures - accruing	3,379	3,405	154
Other real estate owned	8,358	8,535	8,972
Other repossessed assets	219	366	440
Total nonperforming assets	$ 44,235	$ 50,053	$ 42,919

Net charge-offs (calendar year-to-date)	$ 703	$ 9,604	$ 1,222

Loan/lease mix:
Commercial and industrial loans	$ 357,471	$ 365,625	$ 425,957
Commercial real estate loans	549,771	553,717	572,038
Direct financing leases	83,994	83,010	88,374
Residential real estate loans	79,708	82,197	69,274
Installment and other consumer loans	82,855	86,240	81,157
Deferred loan/lease origination costs, net of fees	1,969	1,750	1,754
Total loans/leases	$ 1,155,768	$ 1,172,539	$ 1,238,554

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 388,459	$ 402,225	$ 362,503
U.S. government sponsored residential mortgage-backed securities	73,180	70	416
Municipal securities	27,922	20,603	22,544
Other securities, including held-to-maturity	1,997	1,949	2,278
Total securities	$ 491,558	$ 424,847	$ 387,741

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 281,237	$ 276,827	$ 208,659
Interest-bearing	913,621	837,989	940,630
Total deposits	$ 1,194,858	$ 1,114,816	$ 1,149,289

Interest-bearing deposit mix:
Nonmaturity deposits	$ 558,731	$ 459,978	$ 421,081
Certificates of deposit	307,151	312,656	428,638
Brokered certificates of deposit	47,739	65,355	90,911
Total interest-bearing deposits	$ 913,621	$ 837,989	$ 940,630

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 210,250	$ 238,750	$ 230,950
Wholesale structured repurchase agreements	135,000	135,000	135,000
Customer repurchase agreements	117,901	118,905	101,703
Federal funds purchased	16,971	22,250	14,561
Junior subordinated debentures	36,085	36,085	36,085
Other	8,630	15,070	17,213
Total borrowings	$ 524,837	$ 566,060	$ 535,512

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 18,651	$ 19,522	$ 20,476
Interest expense	6,442	7,173	7,656
Net interest income	12,209	12,349	12,820
Provision for loan/lease losses	1,068	3,050	1,603
Net interest income after provision for loan/lease losses	11,141	9,299	11,217
Noninterest income	5,057	4,678	2,832
Noninterest expense	13,012	11,759	12,442
Net income before taxes	3,186	2,218	1,607
Income tax expense	955	549	392
Net income	$ 2,231	$ 1,669	$ 1,215
Less: Net income (loss) attributable to noncontrolling interests	106	126	(77)
Net income attributable to QCR Holdings, Inc.	$ 2,125	$ 1,543	$ 1,292

Less: Preferred stock dividends	1,032	1,029	1,033
Net income attributable to QCR Holdings, Inc. common stockholders	$ 1,093	$ 514	$ 259

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.23	$ 0.11	$ 0.06
Diluted	$ 0.23	$ 0.11	$ 0.06

Earnings (loss) per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 0.71	$ 0.54	$ (0.26)

AVERAGE BALANCES
Assets	$ 1,891,860	$ 1,861,827	$ 1,795,612
Deposits	$ 1,173,918	$ 1,119,739	$ 1,109,755
Loans/leases	$ 1,152,997	$ 1,184,925	$ 1,232,393
Total stockholders' equity	$ 131,298	$ 133,573	$ 126,358
Common stockholders' equity	$ 70,493	$ 71,890	$ 67,725

KEY RATIOS
Return on average assets (annualized)	0.45%	0.33%	0.29%
Return on average common equity (annualized) **	6.20%	2.86%	1.53%
Price earnings ratio LTM *	11.83 x	13.22 x	(34.23) x
Net interest margin (TEY)	2.78%	2.87%	3.07%
Nonperforming assets / total assets	2.36%	2.73%	2.34%
Net charge-offs / average loans/leases	0.06%	0.22%	0.10%
Allowance / total loans/leases	1.79%	1.74%	1.85%
Efficiency ratio	75.36%	69.06%	79.49%

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Trust department fees	$ 951	$ 852	$ 906
Investment advisory and management fees	531	487	435
Deposit service fees	873	893	823
Gain on sales of loans, net	760	1,338	169
Securities gains	880	--	--
Gains (losses) on sales of foreclosed assets, net	(25)	(202)	(343)
Earnings on cash surrender value of life insurance	344	357	335
Credit card fees, net of processing costs	141	28	86
Other	602	925	421
Total noninterest income	$ 5,057	$ 4,678	$ 2,832

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 7,474	$ 6,974	$ 6,891
Occupancy and equipment expense	1,289	1,325	1,371
Professional and data processing fees	1,125	1,145	1,157
FDIC and other insurance	883	953	804
Loan/lease expense	276	(1)	569
Advertising and marketing	224	352	166
Postage and telephone	230	254	263
Stationery and supplies	135	112	120
Bank service charges	161	136	61
Prepayment fees on Federal Home Loan Bank advances	832	--	--
Losses on lease residual values	--	--	617
Other	383	509	422
Total noninterest expense	$ 13,012	$ 11,759	$ 12,441

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,671,715	4,608,733	4,573,765
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	12,002	12,926	8,554
Adjusted weighted average shares (b)	4,683,717	4,621,659	4,582,319

(a) Denominator for Basic Earnings Per Share
(b) Denominator for Diluted Earnings Per Share.

ROLLFORWARD OF LENDING/LEASING ACTIVITY FOR THE THREE MONTHS ENDED MARCH 31, 2011

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2010:	CONSOLIDATED

Commercial and industrial loans	$ 365,625
Commercial real estate loans	553,717
Direct financing leases	83,010
Real estate loans - residential mortgage	82,197
Installment and other consumer loans	86,240
1,170,789
Plus deferred loan/lease origination costs, net of fees	1,750
Total gross loans/leases	$ 1,172,539

ORIGINATION OF NEW LOANS/LEASES:

Commercial and industrial loans	28,661
Commercial real estate loans	23,461
Direct financing leases	9,241
Real estate loans - residential mortgage	22,858
Installment and other consumer loans	3,356
$ 87,577

PAYMENTS/MATURITIES/SALES, NET OF ADVANCES
OR RENEWALS ON EXISTING LOANS/LEASES

Commercial and industrial loans	(36,815)
Commercial real estate loans	(27,407)
Direct financing leases	(8,257)
Real estate loans - residential mortgage	(25,347)
Installment and other consumer loans	(6,741)
$ (104,567)

BALANCE AS OF MARCH 31, 2011:

Commercial and industrial loans	357,471
Commercial real estate loans	549,771
Direct financing leases	83,994
Real estate loans - residential mortgage	79,708
Installment and other consumer loans	82,855
1,153,799
Plus deferred loan/lease origination costs, net of fees	1,969
Total gross loans/leases	$ 1,155,768

CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745